Exhibit 4.5(d)
EXECUTION COPY
SECOND AMENDMENT
          SECOND AMENDMENT, dated as of November 26, 2007 (this “Amendment”), under the Second Amended and Restated Credit Agreement, dated as of March 16, 2007 (amending and restating the Amended and Restated Credit Agreement dated as of December 12, 2003 (amending and restating the Credit Agreement dated as of September 30, 1999)) (as amended and waived by the Amendment and Waiver dated as of July 23, 2007 and as further amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among TENNECO INC., a Delaware corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other financial institutions named therein as agents for the Lenders (in such capacity, collectively, the “Other Agents”).
W I T N E S S E T H:
          WHEREAS, the Borrower, the Lenders and the Administrative Agent and the Other Agents are parties to the Credit Agreement;
          WHEREAS, the Borrower has informed the Lenders that it intends to engage in certain corporate restructuring transactions;
          WHEREAS, the Borrower has requested certain amendments under the Credit Agreement in connection with such corporate restructuring transactions and in connection with certain other matters; and
          WHEREAS, the Required Lenders, the Administrative Agent and the Other Agents are willing to agree to such amendments of the Credit Agreement, subject to the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrower, the Required Lenders, the Administrative Agent and the Other Agents hereby agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement, as amended hereby, are used herein as therein defined.
          2. Amendments to Credit Agreement.
               (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical order:
     “Offshore Restructuring”: the collective reference to the European, Chinese and Brazilian restructuring transactions described in the document entitled Ownership Structure Alignment Step Plan posted on Intralinks by the Administrative Agent on

November 26, 2007 substantially as described therein, and transactions reasonably related thereto.
               (b) Section 1.1 of the Credit Agreement is hereby amended by deleting from the definition of “Cash Management Obligations” the amount “$15,000,000” and substituting therefor the amount “$30,000,000”.
               (c) Section 6.9 of the Credit Agreement is hereby amended by (i) deleting from paragraph (i) references to Tenneco Automotive Polska Sp z.o.o. and (ii) adding the following paragraph at the end thereof:
        (j) Notwithstanding the preceding provisions of this Section 6.9 (i) with respect to the pledge of Capital Stock of any Subsidiary or the delivery of instruments evidencing pledged intercompany Indebtedness owing to any Loan Party otherwise required by Section 6.9 resulting from the Offshore Restructuring, the Borrower and its Subsidiaries will not be required to comply with Section 6.9 until the date which is 60 days from the later of the consummation or abandonment (in each case as reasonably determined by the Administrative Agent after consultation with the Company) of the Offshore Restructuring (which period may be extended from time to time by the Administrative Agent in its sole discretion) and (ii) the domestic Subsidiary formed in connection with the Brazilian component of the Offshore Restructuring will only be required to execute and deliver a counterpart of the Guarantee and Collateral Agreement to the extent both (A) such execution and delivery would not result in adverse tax consequences to the Borrower or any other Subsidiary and (B) such domestic Subsidiary does not guarantee or otherwise provide direct credit support for obligations of any Loan Party.
               (d) Section 7.2 of the Credit Agreement is hereby amended by deleting paragraph (n) and substituting therefor the following:
     (n) additional unsecured Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the local currency equivalent of €200,000,000 at any time to the extent the proceeds are used directly or indirectly to prepay, repurchase or redeem the Second Lien Notes and to pay any fees and premiums arising in connection with such refinancing; and
               (e) Paragraph (o) of Section 7.2 of the Credit Agreement is hereby amended by adding the phrase “and the other Loan Parties” immediately after the word “Borrower”.
               (f) Section 7.4 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of paragraph (b), (ii) deleting the period from the end of paragraph (c) and substituting therefor the phrase “; and” and (iii) adding the following paragraph at the end thereof:
     (d) the Borrower and its Subsidiaries may implement and consummate the Offshore Restructuring.

3

               (g) Section 7.5 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of paragraph (m), (ii) deleting the period from the end of paragraph (n) and substituting therefor the phrase “; and” and (iii) adding the following paragraph at the end thereof:
     (o) the Borrower and its Subsidiaries may implement and consummate the Offshore Restructuring.
               (h) Section 10.14 of the Credit Agreement is hereby amended by adding the following paragraph at the end thereof:
     (c) The Administrative Agent and the Lenders agree that Liens on assets of the Loan Parties created by the Loan Documents will be terminated and released upon the transfer of such assets to a Foreign Subsidiary pursuant to the Offshore Restructuring. The Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower to effect any termination or release described in this paragraph (c).
          3. Representations and Warranties. The Borrower hereby confirms that the representations and warranties set forth in Section 4 of the Credit Agreement, as amended by this Amendment, are true and correct in all material respects as if made as of the Amendment Effective Date (except such representations and warranties as are made as of a particular date, which such representations and warranties shall be true and correct in all material respects as if made as of such date). The Borrower represents and warrants that, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
          4. Effectiveness. This Amendment shall become effective as of the date set forth above (the “Amendment Effective Date”) on the date on which the Administrative Agent shall have received this Amendment executed and delivered by the Administrative Agent, the Borrower and the Required Lenders (or, in the case of any Lender, a lender addendum or joinder agreement in a form specified by the Administrative Agent) and acknowledged by the Loan Parties.
          5. Continuing Effect of the Credit Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lenders, the Administrative Agent or the Other Agents. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.
          6. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts (including telecopied counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

4

          7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

TENNECO INC.
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:
Name:
Title:

SECOND AMENDMENT dated as of November 26, 2007 to the
Tenneco Inc. Second Amended and Restated Credit
Agreement, dated as of March 16, 2007 (amended and
restating the Amended and Restated Credit Agreement
dated as of December 12, 2003 (amending and restating
the Credit Agreement dated as of September 30, 1999))

[LENDER]

By:
Name:
Title:

The undersigned Loan Parties acknowledge and
agree to the Second Amendment and confirm that
all of their obligations under the Loan Documents
remain in full force and effect after giving
effect thereto and the transactions contemplated
thereby:

TENNECO INC.
TENNECO AUTOMOTIVE OPERATING
COMPANY INC.
TENNECO INTERNATIONAL HOLDING
CORP.
TENNECO GLOBAL HOLDINGS INC.
THE PULLMAN COMPANY
TMC TEXAS INC.
CLEVITE INDUSTRIES INC.

By:
Title: